Exhibit 99.1

Tattooed Chef Reports First Quarter 2021 Financial Results

Branded Sales Increased 105% to a Record $36 Million, or 69% of Total Revenue

Reiterates 2021 Outlook

Paramount, California—May 12, 2021 (GLOBE NEWSWIRE) – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, today announced financial results for the three months ended March 31, 2021.

“Our record start to the year demonstrates the strength of our business and the Tattooed Chef brand,” said Sam Galletti, President and CEO of Tattooed Chef. “Branded revenue increased 105% in the first quarter across the mass, club, and grocery channels driven by successful product launches, increased distribution, and a promotion at a large club chain. We are executing on our growth strategy to increase distribution, build brand awareness, expand manufacturing capabilities, and diversify our product portfolio through innovation. We are investing in the business today in order to support strong long-term growth, and we believe the recently announced strategic acquisition of Foods of New Mexico will help create meaningful shareholder value going forward.”

Sarah Galletti, Chief Creative Officer and “The Tattooed Chef”, added, “We are revolutionizing plant-based eating with the Tattooed Chef brand by tapping into consumer preferences and constantly bringing new ideas to the market. Our recent product launches in retail have been very successful and with the addition of our new manufacturing capabilities with the Foods of New Mexico acquisition, we have a pipeline of over 250 plant-based innovation ideas including ambient products and snacks.”

Financial Highlights for the First Quarter of 2021 Compared to the First Quarter of 2020

●	Revenue was $52.7 million, a 59% increase compared to $33.2 million in the prior year period; Tattooed Chef branded product revenue was a record $36.0 million, an increase of 105% compared to $17.6 million in the prior year period.

●	Gross profit was $13.7 million, or 26% gross margin, compared to $9.2 million, or 28% gross margin, in the prior year period.

●	Net loss was $7.9 million compared to net income of $5.9 million in the prior year period.

●	Adjusted EBITDA loss was $3.0 million compared to Adjusted EBITDA of $7.0 million in the prior year period. Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Measures.” Please see “Adjusted EBITDA Reconciliation” at the end of this press release.

First Quarter 2021 Results

Revenue increased by $19.5 million, or 59%, to $52.7 million in the three months ended March 31, 2021 compared to $33.2 million in the three months ended March 31, 2020. The revenue increase was primarily driven by an $18.4 million increase in “Tattooed Chef” branded products, and a $1.3 million increase in private label products and legacy products for select private label retailers. The increase in Tattooed Chef branded products resulted from expansion in the number of U.S. distribution points, as well as increased volume at existing retail customers with our current portfolio of products and new product introductions including smoothie bowls, vegetable blends, buffalo cauliflower, and other value-added riced cauliflower meals.

Gross profit was $13.7 million in the three months ended March 31, 2021 compared to $9.2 million in the three months ended March 31, 2020. Gross margin in the three months ended March 31, 2021 was 26.0% compared to 27.9% in the three months ended March 31, 2020. Gross margin in the three months ended March 31, 2021 decreased compared to the prior year period, however, on a sequential basis, first quarter gross margin increased 860 basis points compared to 17.4% in the fourth quarter of 2020 due to increased operational efficiencies.

Operating expenses increased $18.3 million to $20.7 million in the three months ended March 31, 2021 compared to $2.4 million in the three months ended March 31, 2020. The increase in operating expenses was primarily due to $3.2 million of stock-based compensation, $2.6 million in marketing, $2.6 million in public company and new employee costs, and $1.9 million in promotional expenses to invest in customers through promotional offers. The Company expects operating expenses to decrease as a percentage of revenue over time.

Net loss was $7.9 million in the three months ended March 31, 2021 compared to net income of $5.9 million in the prior year period, primarily driven by increased operating expenses.

Adjusted EBITDA loss was $3.0 million in the three months ended March 31, 2021, compared to Adjusted EBITDA of $7.4 million in the three months ended March 31, 2020. The decrease in Adjusted EBITDA was primarily due to the operating expenses that were previously mentioned.

Balance Sheet and Cash Flow

As of March 31, 2021, the Company had cash and cash equivalents of $185 million.

Outlook

For full year 2021, the Company expects:

●	Revenue in the range of $235 million to $242 million, an increase of 58% to 63% compared to 2020. This guidance implies 49% year-over-year growth on the base business to $222 million, and a $13 million to $20 million contribution from one of the two facilities included in the Foods of New Mexico acquisition, which is expected to close near-term. This revenue guidance excludes any revenue contribution from the second facility (Karsten) because it is currently not in operation. The Company expects to update guidance again once production begins at that facility in the coming months.

●	Gross margin in the range of 20% to 25%

●	Adjusted EBITDA in the range of $2 million to $4 million

●	Capital expenditures in the range of $15 million to $20 million

The Company is in a high growth phase and does not provide guidance for the most directly comparable GAAP measure, net income, and similarly cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income metrics without unreasonable effort due to upcoming one-time transactional costs, starting of a new facility, and stock compensation that are unknowable at this time and affect the reliability of estimates for certain items. These items are difficult to estimate and may vary greatly between periods and could significantly impact future financial results.

Conference Call and Webcast

The Company will host a conference call and webcast to discuss the results today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Investors interested in participating in the live call can dial 855-327-6837 from the U.S. and 631-891-4304 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, May 26, 2021, and can be accessed by dialing 844-512-2921 from the U.S., or 412-317-6671 internationally, and entering the confirmation ID 10014706. The webcast will be available on the Investors section of the Company’s website at www.tattooedchef.com and archived for 30 days.

About Tattooed Chef

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “trend,” “accelerate,” “continues,” “opportunities,” “next,” “increase,” “runway,” “guidance” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Tattooed Chef’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: uncertainty surrounding the ultimate success of Tattooed Chef’s e-commerce platform; the need to prove Tattooed Chef’s ability to build brand awareness and continue to launch innovative products; continued acceptance of Tattooed Chef branded products by new retail customers; Tattooed Chef’s ability to increase in-store count and points of distribution; the outcome of any legal proceedings that may be instituted against Tattooed Chef; competition and the ability of the business to grow and manage growth profitably; the ability to meet Nasdaq’s listing requirements; costs related to our recent business combination; anticipated but unpredictable increased costs associated with our transition to a public company; and other risks and uncertainties indicated from time to time in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) in connection with our recent business combination, including those under “Risk Factors” therein, and other factors identified in past and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak. Tattooed Chef undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Measures

The Company seeks to achieve profitable, long term growth by monitoring and analyzing key operating metrics, including Adjusted EBITDA. The Company’s management uses this non-GAAP financial metric and related computations to evaluate and manage the business and to plan and make near and long-term operating and strategic decisions. The management team believes this non-GAAP financial metric is useful to investors to provide supplemental information in addition to the GAAP financial results. Management reviews the use of its primary key operating metrics from time-to-time. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and as calculated, may not be comparable to similarly titled measures of performance of other companies in other industries or within the same industry. The Company’s management team believes it is useful to provide investors with the same financial information that it uses internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate its business.

CONTACTS

INVESTORS

Rachel Perkins-Ulsh

rachel@ulshir.com

MEDIA

Natania Reed

tattooedchef@praytellagency.com

TATTOOED CHEF, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share information)

	Three Months Ended March 31,
	2021	2020

REVENUE	$52,682	$33,170

COST OF GOODS SOLD	39,008	23,927

GROSS PROFIT	13,674	9,243

OPERATING EXPENSES	20,693	2,390

INCOME (LOSS) FROM OPERATIONS	(7,019)	6,853

Interest expense	(20)	(224)
Other income (expense)	(2,589)	-

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(9,628)	6,629

INCOME TAX BENEFIT (EXPENSE)	1,755	(730)

NET INCOME (LOSS)	(7,873)	5,899

LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	-	1,022

NET INCOME (LOSS) ATTRIBUTABLE TO TATTOOED CHEF, INC.	$(7,873)	$4,877

NET INCOME (LOSS) PER SHARE
Basic	$(0.10)	$0.17
Diluted	$(0.10)	$0.17

WEIGHTED AVERAGE COMMON SHARES
Basic	79,415,105	28,324,038
Diluted	79,719,129	28,324,038

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX

Foreign currency translation adjustments	109	(352)

Total other comprehensive income (loss), net of tax	109	(352)

Comprehensive income	(7,764)	5,547
Less: comprehensive income attributable to the noncontrolling interest	-	1,011

Comprehensive income attributable to Tattooed Chef, Inc. stockholders	$(7,764)	$4,536

TATTOOED CHEF, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share information)

	March 31, 2021	December 31, 2020

ASSETS

CURRENT ASSETS
Cash	$185,161	$131,579
Accounts receivable	31,796	17,991
Inventory	38,701	38,660
Prepaid expenses and other current assets	11,699	18,240
TOTAL CURRENT ASSETS	267,357	206,470

Property, plant and equipment, net	19,312	16,083

Deferred taxes	45,005	43,525

Other assets	923	605

TOTAL ASSETS	$332,597	$266,683

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$30,971	$25,391
Accrued expenses	6,135	2,961
Line of credit	26	22
Notes payable to related parties, current portion	42	66
Notes payable, current portion	111	111
Deferred revenue	974	1,711
Forward contract derivative liability	2,042	-
Other current liabilities	881	87
TOTAL CURRENT LIABILITIES	41,182	30,349

Warrant liability	1,875	5,184
Notes payable, net of current portion	1,903	1,990
TOTAL LIABILITIES	$44,960	$37,523

COMMITMENTS AND CONTINGENCIES (See Note 19)

STOCKHOLDERS’ EQUITY
Preferred stock- $0.0001 par value; 10,000,000 shares authorized, none issued and outstanding at March 31, 2021 and December 31, 2020	$-	$-
Common shares- $0.0001 par value; 1,000,000,000 shares authorized; 81,400,199 shares issued and outstanding at March 31, 2021, 71,551,067 shares issued and outstanding at December 31, 2020,	8	7
Additional paid in capital	230,970	164,423
Accumulated other comprehensive income	110	1
Retained earnings	56,549	64,729
Total equity attributable to Tattooed Chef, Inc.	287,637	229,160

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$332,597	$266,683

TATTOOED CHEF, INC.

Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended
(in thousands)	March. 31, 2021	March. 31, 2020
Net income (loss)	$(7,873)		$5,899
Interest	$20		$224
Income tax (benefit) expense	$(1,755)		$730
Depreciation	$552		$193
EBITDA	$(9,056)		$7,046
Adjustments
Stock compensation expense	$3,184		$-
Loss on foreign currency forward contracts	$2,909		$-
Total Adjustments	$6,092	$
Adjusted EBITDA	$(2,964)		$7,046